Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Board of Directors
Capital City Bank Group, Inc.
We hereby consent to the incorporation by reference in the Registration Statement (No. 333-36693) on
Form S-8 of Capital City Bank Group, Inc. of our report dated June 27, 2022,

with respect to the
statement of net assets available for benefits of Capital City Bank

Group, Inc. 401(k) Plan, as of
December 31, 2021,

and the related statement of changes in net assets available for benefit for the year
ended December 31, 2021,

and the supplemental schedule H, line 4i – schedule of assets (held at end of
year) as of December 31, 2021,

which is included in the December 31, 2021,

Annual Report on Form 11-
K of Capital City Bank Group, Inc. 401(k) Plan.
/s/
FORVIS, LLP

(formally BKD, LLP)
Little Rock, Arkansas
June 27, 2022